CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Pre-Effective Amendment to the Registration Statement on Form N-14 of Investment Managers Series Trust II regarding Equinox Ampersand Strategy Fund, Equinox Aspect Core Diversified Strategy Fund, Equinox Chesapeake Strategy Fund and Equinox IPM Systematic Macro Fund, each a series of the Equinox Funds Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 22, 2019